Exhibit 99.1

Refinancing Transactions

Concurrently with the closing of the offering of notes, we expect to enter into amendments to our senior secured credit facilities and our receivables based credit facility and, in connection therewith, using the proceeds of the offering and cash on hand, repay $500.0 million of indebtedness under our senior secured credit facilities, repay $250.0 million of our legacy notes at maturity and pay related fees and expenses. See “Use of Proceeds” for a summary of the estimated sources and uses of the proceeds of the offering. We refer to the amendments to our senior secured credit facilities and our receivables based credit facility as the “Credit Amendments.” We refer to the Credit Amendments, the repayment of indebtedness described above, the offering of notes and the payment of related fees and expenses collectively as the “Refinancing Transactions.” The offering of notes is conditioned upon the effectiveness of the Credit Amendments. The Credit Amendments require the consent of the lenders holding a majority of the outstanding loans and commitments under each of these facilities, which we have already obtained through private negotiations with a number of our lenders. The effectiveness of the Credit Amendments is conditioned on our repayment of $500.0 million of indebtedness under our senior secured credit facilities, our payment of $13.9 million in amendment fees to the lenders under our senior secured credit facilities, the reduction of the aggregate revolving credit commitments of the lenders under our receivables based credit facility to $625.0 million and the satisfaction of other customary conditions.

The Credit Amendments are expected to, among other things: (i) permit the issuance of the notes and the grant of security interests in the collateral for the notes and (ii) permit us to request future extensions of our term loans and/or senior secured revolving credit commitments and loans. See “Refinancing Transactions.”

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

The following table sets forth summary historical and unaudited pro forma consolidated financial data as of the dates and for the periods indicated. The summary historical consolidated financial data for the years ended December 31, 2009, 2008 and 2007, and as of December 31, 2009 and 2008, is derived from our audited consolidated financial statements. The summary historical consolidated financial data for the nine months ended September 30, 2010 and 2009 and as of September 30, 2010 and 2009 is derived from our unaudited consolidated financial statements. The summary historical consolidated financial data as of December 31, 2007 is derived from our audited consolidated financial statements and related notes. In the opinion of management, the interim financial data reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for the interim periods. Historical results are not necessarily indicative of the results to be expected for future periods and the interim results are not necessarily indicative of the results that may be expected for the full year.

We have derived the unaudited pro forma financial data for the twelve months ended September 30, 2010 by adding the pro forma financial data for the year ended December 31, 2009 and the pro forma financial data for the nine months ended September 30, 2010 and subtracting the pro forma financial data for the nine months ended September 30, 2009. The pro forma financial data for the twelve months ended September 30, 2010 gives effect to the Refinancing Transactions as though they were completed as of September 30, 2010, in the case of the balance sheet data, and as of January 1, 2009, in the case of the other financial data presented below. In addition, the pro forma financial data for the twelve months ended September 30, 2010 reflects the issuance of the CCWH Notes as though it was completed as of January 1, 2009. The pro forma adjustments are based upon available data and certain assumptions we believe are reasonable. The summary unaudited pro forma consolidated financial data is for information purposes only and does not purport to represent what our results of operations or financial position would have been had the Refinancing Transactions or the issuance of the CCWH Notes occurred at any prior date, nor does it purport to project our results of operations for any future period. Article 11 of Regulation S-X generally does not allow presentation of statements of operations data for periods that do not conform to the historical periods of the relevant reporting entity; however, we have presented statements of operations data for the period of twelve months ended September 30, 2010 because we believe it provides meaningful additional information about us.

The amounts in the tables may not add due to rounding.

	Historical					Pro Forma Twelve Months Ended September 30, 2010
(Dollars in millions except ratio data)	Year Ended December 31,			Nine Months Ended September 30,
	2009 Post-Merger	2008 Combined (1)	2007 Pre- Merger	2010 Post-Merger	2009 Post-Merger

Results of Operations Data:
Revenue	$5,552	$6,689	$6,921	$4,231	$4,040	$5,743
Operating expenses:
Direct operating expenses(2)	2,583	2,904	2,733	1,795	1,888	2,490
Selling, general and administrative expenses(2)	1,467	1,829	1,762	1,091	1,075	1,483
Corporate expenses(2)	254	228	181	209	178	285
Depreciation and amortization	765	697	567	550	574	741
Merger expenses	—	156	7	—	—	—
Impairment charges(3)	4,119	5,269	—	—	4,041	78
Other operating income (expense)—net	(51)	28	14	(22)	(33)	(40)

	Historical					Pro Forma Twelve Months Ended September 30, 2010
(Dollars in millions except ratio data)	Year Ended December 31,			Nine Months Ended September 30,
	2009 Post-Merger	2008 Combined (1)	2007 Pre-Merger	2010 Post-Merger	2009 Post-Merger

Operating income (loss)	(3,687)	(4,366)	1,685	564	(3,749)	626
Interest expense	1,501	929	452	1,161	1,141	1,607
Gain (loss) on marketable securities	(13)	(82)	7	—	(13)	—
Equity in earnings (loss) of nonconsolidated affiliates	(21)	100	35	9	(21)	9
Other income (expense)—net	680	126	6	51	649	82

Income (loss) before income taxes	(4,542)	(5,151)	1,281	(537)	(4,275)	(890)
Income tax benefit (expense)	493	524	(441)	130	76	579

Income (loss) before discontinued operations	(4,049)	(4,627)	840	(407)	(4,199)	(311)
Income from discontinued operations, net	—	638	146	—	—	—

Consolidated net income (loss)	(4,049)	(3,989)	986	(407)	(4,199)	(311)
Amount attributable to noncontrolling interest	(15)	17	47	9	(17)	11

Net income (loss) attributable to the Company	$(4,034)	$(4,006)	$939	$(416)	$(4,182)	$(322)

Cash Flow Data:
Cash interest expense(4)	$1,240	$758	$462	$970	$976	$1,299
Capital expenditures(5)	224	430	363	169	151	242
Net cash flows provided by operating activities	181	1,281	1,576	317	10
Net cash flows used for investing activities	(142)	(18,128)	(483)	(165)	(67)
Net cash flows provided by (used for) financing activities	1,605	15,908	(1,431)	(334)	1,192
Net cash flows provided by discontinued operations	—	1,033	366	—	—
Other Financial Data (total debt and ratios at end of period):
Total debt						$20,789
EBITDA(6)	$1,856	$1,826	$2,293	$1,174	$1,494	1,536
OIBDAN(6)	1,288	1,806	2,289	1,161	928	1,521
Adjusted EBITDA(6)						1,748
Ratio of net secured debt to Adjusted EBITDA						7.3x
Balance Sheet Data (at end of period):
Current assets	$3,659	$2,067	$2,295	$3,402	$3,065
Property, plant and equipment –net	3,332	3,548	3,215	3,187	3,412
Total assets	18,047	21,125	18,806	17,393	17,696
Current liabilities	1,544	1,846	2,813	1,991	1,557
Long-term debt, net of current maturities	20,303	18,941	5,215	19,691	19,820
Member’s/shareholders’ equity (deficit)	(6,845)	(2,916)	9,234	(7,220)	(7,021)

(1)	We have presented our 2008 financial results on a combined basis because we believe that this allows for a more meaningful comparison to the other full year periods.

(2)	Includes non-cash compensation expense.

(3)	As a result of the global economic downturn that adversely affected advertising revenue across our businesses during 2008 and 2009, we performed an interim impairment test as of December 31, 2008 and again as of June 30, 2009 on our indefinite-lived permits and goodwill. In addition, we performed our annual impairment test in the fourth quarter of 2009. The impairment tests resulted in our recognizing non-cash impairment charges of $5.3 billion in 2008 and $4.1 billion in 2009.

(4)	Cash interest expense, a non-GAAP financial measure, includes cash paid for interest expense and excludes amortization of deferred financing costs and original issue discount. The most directly comparable GAAP financial measure is interest expense, as presented in our Results of Operations data above.

(5)	Capital expenditures include additions to our property, plant and equipment and do not include any proceeds from disposal of assets, nor any expenditures for acquisitions of operating (revenue-producing) assets.

(6)

We define EBITDA as net income (loss) before income from discontinued operations, net, interest expense, income tax benefit (expense), depreciation and amortization, impairment charges and gain (loss) on marketable securities; we define OIBDAN as EBITDA excluding non-cash compensation expense and the following line items presented in our Statement of Operations: other operating income (expense)—net; equity in earnings (loss) of nonconsolidated affiliates, merger expenses and other income (expense)—net; and we define Adjusted EBITDA pursuant to the definition set forth in our senior secured credit facilities as OIBDAN adjusted for the items described below. Each of EBITDA, OIBDAN and Adjusted EBITDA is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDA, OIBDAN and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined under GAAP. We believe that EBITDA, OIBDAN and Adjusted EBITDA provide investors with helpful information with respect to our operations. We present EBITDA, OIBDAN and Adjusted EBITDA to provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. Our senior secured credit facilities contain a secured leverage ratio covenant that we must meet on a quarterly basis and is calculated based on Adjusted EBITDA. Noncompliance with the financial ratio covenant contained in senior secured credit facilities could result in the acceleration of our obligations to repay all amounts outstanding under that agreement. The applicable interest rates on our senior secured credit facilities are also based in part on our total leverage ratio, which is also calculated based on Adjusted EBITDA. In addition, the indenture governing the notes and the notes that we issued in connection with the Merger contain covenants that restrict, subject to certain exceptions, our ability to incur additional indebtedness or liens or make restricted payments, such as dividends, based, in some cases, on our ability to meet total leverage ratios or secured leverage ratios. Adjusted EBITDA is a material component of these ratios.

The following table summarizes the calculation of our historical EBITDA, OIBDAN and Adjusted EBITDA and provides a reconciliation to our consolidated net income (loss) for the periods indicated.

	Year Ended December 31,			Nine Months Ended September 30,		Pro Forma Twelve Months Ended September 30, 2010
(Dollars in millions)	2009 Post-Merger	2008 Combined	2007 Pre-Merger	2010 Post-Merger	2009 Post-Merger

Consolidated net income (loss)	$(4,049)	$(3,989)	$986	$(407)	$(4,199)	$(311)
Income from discontinued operations, net	—	(638)	(146)	—	—	—
Interest expense	1,501	929	452	1,161	1,141	1,607
Income tax (benefit) expense	(493)	(524)	441	(130)	(76)	(579)
Depreciation and amortization	765	697	567	550	574	741
Impairment charges	4,119	5,269	—	—	4,041	78
(Gain) loss on marketable securities	13	82	(7)	—	13	—

EBITDA	$1,856	$1,826	$2,293	$1,174	$1,494	$1,536

Non-cash compensation	40	78	44	25	29	36
Other operating (income) expense –net	51	(28)	(14)	22	33	40
Equity in (earnings) loss of nonconsolidated affiliates	21	(100)	(35)	(9)	21	(9)
Merger expenses	—	156	7	—	—	—
Other (income) expense—net	(680)	(126)	(6)	(51)	(649)	(82)

OIBDAN	$1,288	$1,806	$2,289	$1,161	$928	$1,521

Projected cost savings:
Real estate cost savings(a)						$20
Workforce reductions(b)						29
Other cost savings initiatives(c)						5
Restructuring charges(d)						94
Non-cash items(e)						51
Cash received from nonconsolidated affiliates(f)						14
Management and advisory fees(g)						18
Nonrecurring items(h)						5
Specified transactions(i)						1
Other miscellaneous(j)						(10)

Adjusted EBITDA						$1,748

(a)	Represents an adjustment to give effect to the full year impact of implemented cost savings attributable to actions we have taken to date to reduce our real estate costs. Our estimates are based on the cost savings we would achieve assuming those cost savings continue on an annual basis. Our actions relate to lease renegotiations, dismantling of certain assets and specialty displays contract renegotiations. Although we anticipate achieving ongoing cost savings attributable to these actions, the nature of our leases is such that they expire and must be renewed. Any cost savings we have achieved may not be sustained when we renew those leases in the future.

(b)	Represents an adjustment to give effect to the full year impact of implemented cost savings attributable to the historical salaries, benefits and taxes of employees terminated as part of our cost reduction initiatives. Our estimates are based on the cost savings we have achieved assuming those cost savings continue on an annual basis.

(c)	Represents an adjustment to give effect to the full year impact of implemented cost savings primarily attributable to our (1) reduction in use of, and price related to, subcontracted labor, (2) reduction in external services for legal and other administrative functions, (3) renegotiation of certain supplier contracts and (4) other direct operating costs. Although we anticipate achieving ongoing cost savings attributable to these actions, the nature of these cost savings is such that they may not be sustained when we renew our labor, supplier and other contracts in the future.

(d)	In connection with the restructuring program commenced in the fourth quarter of 2008, we have incurred $94.1 million in one-time cash charges for the twelve months ended September 30, 2010. The following table sets forth our consolidated restructuring charges and restructuring charges by operating segment for each of the periods indicated.

(Dollars in millions)	Radio Broadcasting Segment	Americas Outdoor Advertising Segment	International Outdoor Advertising Segment	Consolidated
Year Ended
December 31, 2008 Combined	$53.7	$7.4	$26.6	$95.9
December 31, 2009 Post-Merger	67.8	10.0	38.4	164.4

Twelve months ended September 30, 2010 Post-Merger	$26.9	$7.0	$39.5	$89.0

Post-Merger Three Months Ended
March 31, 2009				$33.6
June 30, 2009				56.7
September 30, 2009				22.1
December 31, 2009				51.1
March 31, 2010				19.3
June 30, 2010				15.6
September 30, 2010				3.0

In addition, the terms of our senior secured credit facilities permit certain other charges, including costs related to the closure or consolidation of facilities, retention charges, systems establishment costs, costs related to refinancing and acquisition and consulting fees incurred in connection with any of the foregoing, among other items, to be added back to the calculation of Adjusted EBITDA. For the twelve months ended September 30, 2010, these additional amounts included in Adjusted EBITDA were $1 million, $3 million and $5 million for our Radio Broadcasting segment, our Americas Outdoor Segment and on a consolidated basis, respectively; and for the three months ended June 30, 2010 and September 30, 2010, these additional amounts were $2 million and $3 million, respectively, on a consolidated basis.

(e)	Represents $34 million of straightline rent adjustments, $8 million related to changes in accruals and $9 million of impairments, all of which are permitted to be added back as noncash charges in the calculation of Adjusted EBITDA under the terms of our senior secured credit facilities.

(f)	Represents cash distributions received from nonconsolidated affiliates and unrestricted subsidiaries of $14 million for the twelve months ended September 30, 2010 as the equity in earnings from these investments has been deducted in the calculation of OIBDAN.

(g)	Represents the amount of management, monitoring, consulting and advisory fees and indemnities and expenses paid or accrued to Bain Capital and THL and their respective affiliates for the twelve months ended September 30, 2010.

(h)	Represents certain after-tax effects of non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance and relocation costs as permitted to be added to Adjusted EBITDA under the terms of our senior secured credit facilities.

(i)	Represents the adjustment for certain dispositions as permitted under the terms of our senior secured credit facilities totaling $1 million for the twelve months ended September 30, 2010.

(j)	Represents $10 million of currency exchange losses, $22 million of non-cash gains included in “other income (expense)—net” not otherwise included in the calculation of Adjusted EBITDA and $2 million of other non-cash losses permitted to be added back to Adjusted EBITDA under the terms of our senior secured credit facilities.

The following table provides a reconciliation of our historical OIBDAN to our consolidated net income (loss) for the periods indicated.

(Dollars in millions)	Three Months Ended
	March 31, 2008 Pre-Merger	June 30, 2008 Pre-Merger	September 30, 2008 Combined	December 31, 2008 Post-Merger	March 31, 2009 Post- Merger	June 30, 2009 Post- Merger	September 30, 2009 Post- Merger
Consolidated net income (loss)	$808	$290	$(80)	$(5,007)	$(428)	$(3,678)	$(92)
(Income) from discontinued operations, net	(638)	(5)	4	1	—	—	—
Interest expense	100	82	312	434	387	385	369
Income tax (benefit) expense	67	125	(52)	(663)	20	(185)	89
Depreciation and amortization	152	142	162	240	175	208	190
Impairment charges	—	—	—	5,269	—	4,041	—
(Gain) loss on marketable securities	(7)	(27)	—	116	—	—	13

EBITDA	482	607	346	390	154	771	569

Non-cash compensation	10	11	49	9	10	10	9
Other operating (income) expense –net	(2)	(17)	4	(12)	3	32	(1)
Equity in (earnings) loss of nonconsolidated affiliates	(83)	(9)	(4)	(4)	4	18	(1)
Merger expenses	—	7	80	68	—	—	—
Other (income) expense—net	(12)	6	22	(142)	3	(431)	(222)

OIBDAN	$395	$605	$497	$309	$174	$400	$354

The following summarizes the calculation of our historical OIBDAN by segment and provides a reconciliation to the operating income (loss) for each segment for the periods indicated.

(Dollars in millions)	Twelve Months Ended September 30, 2010 Post-Merger
	Radio Broadcasting Segment	Americas Outdoor Advertising Segment	International Outdoor Advertising Segment	Other	Corporate	Consolidated
OIBDAN	$1,051	$467	$218	$50	$(265)	$1,521
Non-cash compensation	(7)	(9)	(2)	—	(18)	(36)
Depreciation and amortization	(255)	(209)	(214)	(54)	(9)	(741)
Impairment charges	—	—	—	—	(78)	(78)
Other operating expense	—	—	—	—	(40)	(40)

Operating income (loss)	$789	$249	$2	$(4)	$(410)	$626

	Year Ended December 31, 2009 Post-Merger
	Radio Broadcasting Segment	Americas Outdoor Advertising Segment	International Outdoor Advertising Segment	Other	Corporate	Consolidated
OIBDAN	$909	$436	$163	$12	$(232)	$1,288
Non-cash compensation	(8)	(8)	(2)	—	(22)	(40)
Depreciation and amortization	(261)	(210)	(230)	(56)	(8)	(765)
Impairment charges	—	—	—	—	(4,119)	(4,119)
Other operating expense	—	—	—	—	(51)	(51)

Operating income (loss)	$640	$218	$(69)	$(44)	$(4,432)	$(3,687)

	Nine Months Ended September 30, 2010 Post-Merger
	Radio Broadcasting Segment	Americas Outdoor Advertising Segment	International Outdoor Advertising Segment	Other	Corporate	Consolidated
OIBDAN	$808	$347	$164	$39	$(197)	$1,161
Non-cash compensation	(5)	(7)	(2)	—	(11)	(25)
Depreciation and amortization	(192)	(158)	(153)	(40)	(7)	(550)
Other operating expense	—	—	—	—	(22)	(22)

Operating income (loss)	$611	$182	$9	$(1)	$(237)	$564

	Nine Months Ended September 30, 2009 Post-Merger
	Radio Broadcasting Segment	Americas Outdoor Advertising Segment	International Outdoor Advertising Segment	Other	Corporate	Consolidated
OIBDAN	$666	$316	$109	$1	$(164)	$928
Non-cash compensation	(6)	(6)	(2)	—	(15)	(29)
Depreciation and amortization	(198)	(159)	(169)	(42)	(6)	(574)
Impairment charges	—	—	—	—	(4,041)	(4,041)
Other operating expense	—	—	—	—	(33)	(33)

Operating income (loss)	$462	$151	$(62)	$(41)	$(4,259)	$(3,749)

	Year Ended December 31, 2008 Combined
	Radio Broadcasting Segment	Americas Outdoor Advertising Segment	International Outdoor Advertising Segment	Other	Corporate	Consolidated
OIBDAN	$1,170	$538	$273	$24	$(199)	$1,806
Non-cash compensation	(38)	(8)	(2)	(1)	(29)	(78)
Depreciation and amortization	(153)	(207)	(265)	(54)	(18)	(697)
Merger expenses	—	—	—	—	(156)	(156)
Impairment charges	—	—	—	—	(5,269)	(5,269)
Other operating income	—	—	—	—	28	28

Operating income (loss)	$979	$323	$6	$(31)	$(5,643)	$(4,366)

	Year Ended December 31, 2007 Pre-Merger
	Radio Broadcasting Segment	Americas Outdoor Advertising Segment	International Outdoor Advertising Segment	Other	Corporate	Consolidated
OIBDAN	$1,408	$676	$343	$32	$(170)	$2,289
Non-cash compensation	(22)	(8)	(2)	—	(12)	(44)
Depreciation and amortization	(108)	(190)	(210)	(43)	(16)	(567)
Merger expenses	—	—	—	—	(7)	(7)
Other operating income	—	—	—	—	14	14

Operating income (loss)	$1,278	$478	$131	$(11)	$(191)	$1,685

The following table sets forth our consolidated revenue and revenue by operating segment, in each case, on an actual basis for each of the periods indicated.

(Dollars in millions)
Three Months Ended	Radio Broadcasting Segment	Americas Outdoor Advertising Segment	International Outdoor Advertising Segment	Consolidated
Pre-Merger
March 31, 2008	$770	$333	$442	$1,564
June 30, 2008	891	385	530	1,831
Combined
September 30, 2008	844	370	444	1,685
Post-Merger
December 31, 2008	789	342	443	1,609
March 31, 2009	604	270	312	1,208
June 30, 2009	718	316	377	1,438
September 30, 2009	703	313	348	1,394
December 31, 2009	712	340	423	1,512
March 31, 2010	623	271	338	1,264
June 30, 2010	749	324	378	1,490
September 30, 2010	743	333	362	1,477

RISK FACTORS

Risks Related to Our Business

Our results have been in the past, and could be in the future, adversely affected by deteriorations in economic conditions.

The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting economic conditions and budgeting and buying patterns. The recent global economic downturn resulted in a decline in advertising and marketing by our customers, which resulted in a decline in advertising revenues across our businesses. This reduction in advertising revenues had an adverse effect on our revenue, profit margins, cash flow and liquidity. Although we believe that global economic conditions are improving, if they do not continue to improve or if they deteriorate again, global economic conditions may once again adversely impact our revenue, profit margins, cash flow and liquidity. Furthermore, because a significant portion of our revenue is derived from local advertisers, our ability to generate revenues in specific markets is directly affected by local and regional conditions, and regional economic declines also may adversely impact our results. In addition, even in the absence of a downturn in general economic conditions, an individual business sector or market may experience a downturn, causing it to reduce its advertising expenditures, which may also adversely impact our results.

Our consolidated revenue increased $313.8 million during 2010 compared to 2009. However, primarily as a result of the recent global economic downturn, our consolidated revenue decreased $1.14 billion during 2009 compared to 2008. This decrease in 2009 was experienced by each of our Radio, Americas Outdoor Advertising and International Outdoor Advertising segments.

We performed impairment tests on our goodwill and other intangible assets during the fourth quarter of 2010 and recorded non-cash impairment charges of $15.4 million primarily related to a specific outdoor market for which the unfavorable impact of litigation has resulted in the impairment of certain advertising structures and declines in revenue. Additionally, we performed impairment tests in 2008 and 2009 on our indefinite-lived assets and goodwill and, as a result of the global economic downturn and the corresponding reduction in our revenues, we recorded non-cash impairment charges of $5.3 billion and $4.1 billion, respectively. Although we believe we have made reasonable estimates and used appropriate assumptions to calculate the fair value of our licenses, billboard permits and reporting units, it is possible a material change could occur. If actual market conditions and operational performance for the respective reporting units underlying the intangible assets were to deteriorate, or if facts and circumstances change that would more likely than not reduce the estimated fair value of the indefinite-lived assets or goodwill for these reporting units below their adjusted carrying amounts, we may also be required to recognize additional impairment charges in future periods, which could have a material impact on our financial condition and results of operations.

If we need additional cash to fund our working capital, debt service, capital expenditures or other funding requirements, we may not be able to access the credit markets.

Our primary source of liquidity is cash flow from operations, which improved during 2010 but was adversely impacted by the decline in our advertising revenues during 2008 and 2009 as a result of the global economic downturn. Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand as well as cash flow from operations will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next twelve months. However, our ability to fund our working capital needs, debt service and other obligations and to comply with the financial covenant under our financing agreements depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control. If our future operating performance does not meet our expectation or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. In addition, the purchase price of possible acquisitions, capital expenditures for deployment of digital billboards and/or other strategic initiatives could require additional indebtedness or equity financing on our part. Adverse securities and credit market conditions, such as those experienced during 2008 and 2009, could significantly affect the availability of equity or credit financing. Consequently, there can be no assurance that such financing, if permitted under the terms of our financing agreements, will be available on terms acceptable to us or at all. The inability to obtain additional financing in such circumstances could have a material adverse effect on our financial condition and on our ability to meet our obligations or pursue strategic initiatives. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

Downgrades in our credit ratings may adversely affect our borrowing costs, limit our financing options, reduce our flexibility under future financings and adversely affect our liquidity, and also may adversely impact our business operations.

Our corporate credit ratings by Standard & Poor’s Ratings Services and Moody’s Investors Service are speculative-grade and have been downgraded and upgraded at various times during the past several years. Any reductions in our credit ratings could increase our borrowing costs, reduce the availability of financing to us or increase the cost of doing business or otherwise negatively impact our business operations.

Our financial performance may be adversely affected by certain variables which are not in our control.

Certain variables that could adversely affect our financial performance by, among other things, leading to decreases in overall revenues, the numbers of advertising customers, advertising fees, or profit margins include:

•

unfavorable economic conditions, both general and relative to the radio broadcasting, outdoor advertising and all related media industries, which may cause companies to reduce their expenditures on advertising;

•

an increased level of competition for advertising dollars, which may lead to lower advertising rates as we attempt to retain customers or which may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match;

•	unfavorable fluctuations in operating costs, which we may be unwilling or unable to pass through to our customers;

•

technological changes and innovations that we are unable to adopt or are late in adopting that offer more attractive advertising or listening alternatives than what we offer, which may lead to a loss of advertising customers or to lower advertising rates;

•	the impact of potential new royalties charged for terrestrial radio broadcasting, which could materially increase our expenses;

•

unfavorable shifts in population and other demographics, which may cause us to lose advertising customers as people migrate to markets where we have a smaller presence or which may cause advertisers to be willing to pay less in advertising fees if the general population shifts into a less desirable age or geographical demographic from an advertising perspective;

•	unfavorable changes in labor conditions, which may impair our ability to operate or require us to spend more to retain and attract employees; and

•

changes in governmental regulations and policies and actions of regulatory bodies, which could restrict the advertising media that we employ or restrict some or all of our customers that operate in regulated areas from using certain advertising media, or from advertising at all.

We face intense competition in the broadcasting and outdoor advertising industries.

We operate in a highly competitive industry, and we may not be able to maintain or increase our current audience ratings and advertising and sales revenues. Our radio stations and outdoor advertising properties compete for audiences and advertising revenues with other radio stations and outdoor advertising companies, as well as with other media, such as newspapers, magazines, television, direct mail, iPods, smart mobile phones, satellite radio and Internet-based media, within their respective markets. Audience ratings and market shares are subject to change, which could have the effect of reducing our revenues in that market. Our competitors may develop services or advertising media that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. It also is possible that new competitors may emerge and rapidly acquire significant market share in any of our business segments. An increased level of competition for advertising dollars may lead to lower advertising rates as we attempt to retain customers or may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match.

Our business is dependent upon the performance of on-air talent and program hosts.

We employ or independently contract with many on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective markets. Although we have entered into long-term agreements with some of our key on-air talent and program hosts to protect our interests in those relationships, we can give no assurance that all or any of these persons will remain with us or will retain their audiences. Competition for these individuals is intense and many of these individuals are under no legal obligation to remain with us. Our competitors may choose to extend offers to any of these individuals on terms which we may be unwilling to meet. Furthermore, the popularity and audience loyalty of our key on-air talent and program hosts is highly sensitive to rapidly changing public tastes. A loss of such popularity or audience loyalty is beyond our control and could have a material adverse effect on our ability to attract local and/or national advertisers and on our revenue and/or ratings, and could result in increased expenses.

Our business is dependent on our management team and other key individuals, many of whom are new to our company and one of whom, our President and Chief Executive Officer, has announced his intention to retire.

Our business is dependent upon the performance of our management team and other key individuals. A number of these individuals, including Robert W. Pittman, the new Chairman of our Media and Entertainment Platforms pursuant to a consulting agreement, Thomas W. Casey, our Chief Financial Officer, Scott D. Hamilton, our Chief Accounting Officer, and Robert H. Walls, Jr., our General Counsel, joined us in 2010, and two of our three divisional CEOs, Ronald Cooper, the Chief Executive Officer of Outdoor Americas, and William Eccleshare, the Chief Executive Officer of Outdoor International, have joined us within the last 18 months. Although we have entered into agreements with some of these and other individuals, we can give no assurance that all or any of our management team or key individuals will remain with us. Competition for these individuals is intense and many of our key employees are at-will employees who are under no legal obligation to remain with us, and may decide to leave for a variety of personal or other reasons beyond our control.

In June 2010, Mark P. Mays announced his decision to retire as our President and Chief Executive Officer and asked our Board of Directors to initiate a search for his replacement. We have been actively searching for a replacement but, to date, have not identified his successor. Mr. Mays has informed us that he will step down as President and Chief Executive Officer on the earlier of the date that his successor joins our company and March 31, 2011.

While Mr. Mays has indicated his desire to continue to serve as the Chairman of our Board of Directors and to remain actively involved with us in that capacity, if we are unable to identify a suitable candidate to succeed him as President and Chief Executive Officer, if any other senior members of our management or key individuals decide to leave us in the future, or if we are not successful in attracting, motivating and retaining other key employees, our business could be adversely affected.

New technologies may increase competition with our broadcasting operations.

Our radio broadcasting business faces increasing competition from new technologies, such as broadband wireless, satellite radio and audio broadcasting by cable television systems, as well as new consumer products, such as portable digital audio players and smart mobile phones. These new technologies and alternative media platforms compete with our radio stations for audience share and advertising revenues. The FCC also has approved new technologies for use in the radio broadcasting industry, including the terrestrial delivery of digital audio broadcasting, which significantly enhances the sound quality of radio broadcasts. We are unable to predict the effect that such technologies and related services and products will have on our broadcasting operations, but the capital expenditures necessary to implement such technologies could be substantial. We cannot assure that we will continue to have the resources to acquire new technologies or to introduce new services to compete with other new technologies or services, and other companies employing such new technologies or services could increase competition with our businesses.

Extensive current government regulation, and future regulation, may limit our broadcasting operations or adversely affect our business and financial results.

Congress and several federal agencies, including the FCC, extensively regulate the domestic broadcasting industry. For example, the FCC could impact our profitability by imposing large fines on us if, in response to pending complaints, it finds that we broadcast indecent programming. Additionally, we cannot be sure that the FCC will approve renewal of the licenses we must have in order to operate our stations. Nor can we be assured that our licenses will be renewed without conditions and for a full term. The non-renewal, or conditioned renewal, of a substantial number of our FCC licenses, could have a materially adverse impact on our operations. Furthermore, possible changes in interference protections, spectrum allocations and other technical rules may negatively affect the operation of our stations. For example, Congress has recently passed legislation that eliminates certain minimum distance separation requirements between full-power and low-power FM radio stations. In addition, Congress and the FCC have considered, and may in the future consider and adopt, new laws, regulations and policies that could, directly or indirectly, have an adverse effect on our business operations and financial performance. In particular, Congress is considering legislation that would impose an obligation upon all U.S. broadcasters to pay performing artists a royalty for use of their sound recordings (this would be in addition to payments already made by broadcasters to owners of musical work rights, such as songwriters, composers and publishers). We cannot predict whether this or other legislation affecting our radio broadcasting business will be adopted. Such legislation could have a material impact on our operations and financial results.

Government regulation of outdoor advertising may restrict our outdoor advertising operations.

U.S. federal, state and local regulations have a significant impact on the outdoor advertising industry and our business. One of the seminal laws is the Highway Beautification Act (“HBA”), which regulates outdoor advertising on the 306,000 miles of Federal-Aid Primary, Interstate and National Highway Systems. The HBA regulates the size and location of billboards, mandates a state compliance program, requires the development of state standards, promotes the expeditious removal of illegal signs and requires just compensation for takings. Construction, repair, maintenance, lighting, upgrading, height, size, spacing, the location and permitting of billboards and the use of new technologies for changing displays, such as digital displays, are regulated by federal, state and local governments. From time to time, states and municipalities have prohibited or significantly limited the construction of new outdoor advertising structures. Changes in laws and regulations affecting outdoor advertising at any level of government, including laws of the foreign jurisdictions in which we operate, could have a significant financial impact on us by requiring us to make significant expenditures or otherwise limiting or restricting some of our operations. Due to such regulations, it has become increasingly difficult to develop new outdoor advertising locations.

From time to time, certain state and local governments and third parties have attempted to force the removal of our displays under various state and local laws, including zoning ordinances, permit enforcement, condemnation and amortization. Amortization is the attempted forced removal of legal non-conforming billboards (billboards which conformed with applicable laws and regulations when built, but which do not conform to current laws and regulations) or the commercial advertising placed on such billboards after a period of years. Pursuant to this concept, the governmental body asserts that just compensation is earned by continued operation of the billboard over time. Amortization is prohibited along all controlled roads and generally prohibited along non-controlled roads. Amortization has, however, been upheld along non-controlled roads in limited instances where provided by state and local law. Other regulations limit our ability to rebuild, replace, repair, maintain and upgrade non-conforming displays. In addition, from time to time third parties or local governments assert that we own or operate displays that either are not properly permitted or otherwise are not in strict compliance with applicable law. For example, recent court rulings have upheld regulations in the City of New York that have impacted our displays in certain areas within the city. Although the number of our billboards from which we have been required to remove commercial advertising as a result of these regulations is immaterial, from time to time in the future we may be required to remove billboards for alleged noncompliance with regulations. Such regulations and allegations have not had a material impact on our results of operations to date, but if we are increasingly unable to resolve such allegations or obtain acceptable arrangements in circumstances in which our displays are subject to removal, modification or amortization, or if there occurs an increase in such regulations or their enforcement, our operating results could suffer.

A number of state and local governments have implemented or initiated legislative billboard controls, including taxes, fees and registration requirements in an effort to decrease or restrict the number of outdoor signs and/or to raise revenue. In addition, a number of jurisdictions, including the City of Los Angeles, have implemented legislation or interpreted existing legislation to restrict or prohibit the installation of new digital billboards. While these controls have not had a material impact on our business and financial results to date, we expect states and local governments to continue these efforts. The increased imposition of these controls and our inability to overcome any such regulations could reduce our operating income if those outcomes require removal or restrictions on the use of preexisting displays. In addition, if we are unable to pass on the cost of these items to our clients, our operating income could be adversely affected.

International regulation of the outdoor advertising industry varies by region and country, but generally limits the size, placement, nature and density of out-of-home displays. Other regulations limit the subject matter and language of out-of-home displays. For instance, the United States and most European Union countries, among other nations, have banned outdoor advertisements for tobacco products. Our failure to comply with these or any future international regulations could have an adverse impact on the effectiveness of our displays or their attractiveness to clients as an advertising medium and may require us to make significant expenditures to ensure compliance. As a result, we may experience a significant impact on our operations, revenue, international client base and overall financial condition.

Additional restrictions on outdoor advertising of tobacco, alcohol and other products may further restrict the categories of clients that can advertise using our products.

Out-of-court settlements between the major U.S. tobacco companies and all 50 states, the District of Columbia, the Commonwealth of Puerto Rico and four other U.S. territories include a ban on the outdoor advertising of tobacco products. Other products and services may be targeted in the future, including alcohol products. Legislation regulating tobacco and alcohol advertising has also been introduced in a number of European countries in which we conduct business and could have a similar impact. Any significant reduction in alcohol-related advertising due to content-related restrictions could cause a reduction in our direct revenues from such advertisements and an increase in the available space on the existing inventory of billboards in the outdoor advertising industry.

Environmental, health, safety and land use laws and regulations may limit or restrict some of our operations.

As the owner or operator of various real properties and facilities, especially in our outdoor advertising operations, we must comply with various foreign, federal, state and local environmental, health, safety and land use laws and regulations. We and our properties are subject to such laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances and employee health and safety as well as zoning restrictions. Historically, we have not incurred significant expenditures to comply with these laws. However, additional laws which may be passed in the future, or a finding of a violation of or liability under existing laws, could require us to make significant expenditures and otherwise limit or restrict some of our operations.

Doing business in foreign countries exposes us to certain risks not found when doing business in the United States.

Doing business in foreign countries carries with it certain risks that are not found when doing business in the United States. The risks of doing business in foreign countries that could result in losses against which we are not insured include:

•	exposure to local economic conditions;

•	potential adverse changes in the diplomatic relations of foreign countries with the United States;

•	hostility from local populations;

•	the adverse effect of foreign exchange controls;

•	government policies against businesses owned by foreigners;

•	investment restrictions or requirements;

•	expropriations of property;

•	the potential instability of foreign governments;

•	the risk of insurrections;

•	risks of renegotiation or modification of existing agreements with governmental authorities;

•	difficulties collecting receivables and otherwise enforcing contracts with governmental agencies and others in some foreign legal systems;

•	withholding and other taxes on remittances and other payments by subsidiaries;

•	changes in tax structure and level; and

•	changes in laws or regulations or the interpretation or application of laws or regulations.

In addition, because we own assets in foreign countries and derive revenues from our international operations, we may incur currency translation losses due to changes in the values of foreign currencies and in the value of the U.S. dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results.

Our international operations involve contracts with, and regulation by, foreign governments. We operate in many parts of the world that experience government corruption to some degree. Although we have policies and procedures in place that are designed to promote legal and regulatory compliance (including with respect to the U.S. Foreign Corrupt Practices Act and the United Kingdom Bribery Act 2010), our employees, subcontractors and agents could take actions that violate applicable anticorruption laws or regulations. Violations of these laws, or allegations of such violations, could have a material adverse effect on our business, financial position and results of operations and could cause the market value of the notes to decline.

The success of our street furniture and transit products is dependent on our obtaining key municipal concessions, which we may not be able to obtain on favorable terms.

Our street furniture and transit products businesses require us to obtain and renew contracts with municipalities and other governmental entities. Many of these contracts, which require us to participate in competitive bidding processes at each renewal, typically have terms ranging from three to 20 years and have revenue share and/or fixed payment components. Our inability to successfully negotiate, renew or complete these contracts due to governmental demands and delay and the highly competitive bidding processes for these contracts could affect our ability to offer these products to our clients, or to offer them to our clients at rates that are competitive to other forms of advertising, without adversely affecting our financial results.

Future acquisitions and other strategic transactions could pose risks.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material. Our acquisition strategy involves numerous risks, including:

•	certain of our acquisitions may prove unprofitable and fail to generate anticipated cash flows;

•	to successfully manage our large portfolio of broadcasting, outdoor advertising and other properties, we may need to:

•

recruit additional senior management as we cannot be assured that senior management of acquired companies will continue to work for us and we cannot be certain that any of our recruiting efforts will succeed, and

•

expand corporate infrastructure to facilitate the integration of our operations with those of acquired properties, because failure to do so may cause us to lose the benefits of any expansion that we decide to undertake by leading to disruptions in our ongoing businesses or by distracting our management;

•	we may enter into markets and geographic areas where we have limited or no experience;

•	we may encounter difficulties in the integration of operations and systems;

•	our management’s attention may be diverted from other business concerns; and

•	we may lose key employees of acquired companies or stations.

Additional acquisitions by us of radio stations and outdoor advertising properties may require antitrust review by federal antitrust agencies and may require review by foreign antitrust agencies under the antitrust laws of foreign jurisdictions. We can give no assurances that the U.S. Department of Justice (“DOJ”), the Federal Trade Commission or foreign antitrust agencies will not seek to bar us from acquiring additional radio stations or outdoor advertising properties in any market where we already have a significant position. The DOJ actively reviews proposed acquisitions of outdoor advertising properties and radio broadcasting assets. In addition, the antitrust laws of foreign jurisdictions will apply if we acquire international outdoor properties or radio broadcasting properties. Further, radio station acquisitions by us are subject to FCC approval. Such acquisitions must comply with the Communications Act and FCC regulatory requirements and policies, including with respect to the number of broadcast facilities in which a person or entity may have an ownership or attributable interest, in a given local market, and the level of interest that may be held by a foreign individual or entity. The FCC’s media ownership rules remain subject to ongoing agency and court proceedings. Future changes could restrict our ability to acquire new radio stations.

Our cost savings initiatives may not be entirely successful.

In the fourth quarter of 2008, CCMH initiated a restructuring program targeting a reduction in fixed costs through renegotiations of lease agreements, workforce reductions, the elimination of overlapping functions and other cost savings initiatives. We incurred restructuring and other expenses under the program, including during 2010. We may incur additional expenses through ongoing cost-saving initiatives in the future. No assurance can be given that anticipated cost savings will be achieved in the timeframe expected or at all, or for how long any cost savings will persist.

Significant equity investors control us and may have conflicts of interest with us in the future.

Private equity funds sponsored by or co-investors with Bain Capital and THL indirectly own a majority of our outstanding capital stock and will exercise control over matters requiring approval of our shareholder and board of directors. The directors elected by THL and Bain Capital will have significant authority to effect decisions affecting us, including change of control transactions and the incurrence of additional indebtedness.

Additionally, the Sponsors are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. One or more of the entities advised by or affiliated with one or more of the Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. So long as entities advised by or affiliated with THL and Bain Capital directly or indirectly own a significant amount of the voting power of our capital stock, even if such amount is less than 50%, THL and Bain Capital will continue to be able to strongly influence or effectively control our decisions.

REFINANCING TRANSACTIONS

We will issue approximately $750.0 million of new priority guarantee notes in the offering. Concurrently with the closing of the offering of notes, we expect to enter into the Credit Amendments and, in connection therewith, using the proceeds of the offering and cash on hand, repay $500.0 million of indebtedness under our senior secured credit facilities, repay at maturity $250.0 million of our 6.25% senior notes due 2011 and pay related fees and expenses. See “Use of Proceeds” for a summary of the estimated sources and uses of the proceeds of the offering. The offering of notes is conditioned on the effectiveness of the Credit Amendments. The Credit Amendments require the consent of the lenders holding a majority of the outstanding loans and commitments under each of our senior secured credit facilities and our receivables based credit facility, which we have already obtained through private negotiations with a number of our lenders. The effectiveness of the Credit Amendments is conditioned on our repayment of $500.0 million of indebtedness under our senior secured credit facilities, our payment of $13.9 million in amendment fees to the lenders under our senior secured credit facilities, the reduction of the aggregate revolving credit commitments of the lenders under the receivables based credit facility to $625.0 million and other customary conditions.

The amendment with respect to our senior secured credit facilities is expected to, among other things:

•	permit us to request future extensions of our term loans and/or revolving credit commitments and loans;

•	permit the issuance of the notes and the grant of security interests in the collateral for the notes;

•	permit us to utilize existing incremental term loan capacity by issuing notes in place of incurring term loans;

•	permit us to utilize incremental term loans or notes for nine months following the scheduled maturity of our legacy notes to replace any cash used to repay such legacy notes;

•

permit us to incur additional indebtedness in the form of secured or unsecured notes so long as the proceeds of such notes are used to repay outstanding term loans and/or permanently reduce revolving commitments under our senior secured credit facilities; and

•

permit CCOH and its restricted subsidiaries to incur additional indebtedness so long as the ratio of CCOH’s total debt and senior debt to Adjusted EBITDA (as defined by the indentures governing the subsidiary senior notes described below) are no greater than 6.5:1 and 3.25:1, respectively, and additional subordinated indebtedness so long as CCOH’s debt to Adjusted EBITDA ratio (as defined by the indentures governing the subsidiary senior notes described below) is lower than 6.5:1 for total debt; provided that in each case the proceeds of that indebtedness are used to repay outstanding term loans and/or permanently reduce revolving commitments under our senior secured credit facilities.

The amendment with respect to our receivables based credit facility is expected to, among other things:

•	permit the issuance of the notes and the grant of security interests in the collateral for the notes;

•

permit us to incur additional indebtedness in the form of secured or unsecured notes so long as the proceeds of such notes are used to repay outstanding term loans and/or permanently reduce revolving commitments under our senior secured credit facilities; and

•

permit CCOH and its restricted subsidiaries to incur additional indebtedness so long as CCOH’s debt to Adjusted EBITDA ratios (as defined by the indentures governing the subsidiary senior notes described below) are no greater than 6.5:1 and 3.25:1 for total debt and senior debt, respectively, and additional subordinated indebtedness so long as CCOH’s debt to Adjusted EBITDA ratio (as defined by the indentures governing the subsidiary senior notes described below) is lower than 6.5:1 for total debt; provided that in each case the proceeds of that indebtedness are used to repay outstanding term loans and/or permanently reduce revolving commitments under our senior secured credit facilities.

As a result of the difference in interest rates between the priority guarantee notes to be issued in the offering and the debt being repaid with the proceeds thereof, following the offering our interest expense will increase. We expect that this increased interest expense will require us to use an additional portion of our operating income and cash flow to service debt. As a result of the Refinancing Transactions we will replace indebtedness having near-term maturities with indebtedness having longer maturities. Giving effect to the use of proceeds in the offering, the amount of our debt payments due in 2011, 2014 and 2016 will be reduced by $250.0 million, $112.5 million and $387.5 million, respectively, and the amount of our debt payments due after 2016 will increase by $750.0 million.

USE OF PROCEEDS

The following table sets forth our estimated sources and uses in connection with the Refinancing Transactions and the Credit Amendments, based on our estimates as if the Refinancing Transactions had occurred on September 30, 2010. The actual amounts of the sources and uses will differ on the actual closing date of the Refinancing Transactions.

(Dollars in millions)
Sources		Uses
Cash on hand	$32.6	Prepayment of Revolving Credit Facility	$71.9
Priority guarantee notes	750.0	Prepayment of Term loan A facility(1)	40.6
		Prepayment of Term loan B facility(1)	326.0
		Prepayment of Term loan C—asset sale facility(1)	25.0
		Prepayment of Delayed draw facility(1)	36.5
		Repayment of 6.25% Senior Notes due 2011 at maturity(2)	250.0
		Estimated fees and expenses(3)	32.6

Total	$782.6	Total	$782.6

(1)	Represents the voluntary prepayment of $500.0 million of senior secured credit facilities indebtedness, allocated on a pro rata basis with respect to the term loan A facility, the term loan B facility, the term loan C—asset sale facility and the delayed draw facilities. Our term loan A facility matures in July 2014 and bore interest at September 30, 2010 at 3.66% per annum. Our term loan B facility and term loan C—asset sale facility mature on January 30, 2016, and as of September 30, 2010 bore interest at 3.91% per annum.
(2)	Represents the principal amount of these notes to be repaid. We currently plan to repay these notes at maturity using the proceeds of the offering. Our 6.25% senior notes mature on March 15, 2011. As of September 30, 2010, $57.3 million of our 6.25% senior notes were held by a subsidiary of Clear Channel.
(3)	Includes estimated expenses in connection with the offering, including discounts and commissions related to the notes, and the fees and expenses incurred in connection with the Credit Amendments. To the extent the notes are issued with original issue discount, the amount of fees and expenses associated with the offering will increase and the amount of our cash on hand used in connection with the Refinancing Transactions will increase.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2010 on an actual basis and as adjusted to give effect to the completion of the Refinancing Transactions as if they had occurred as of such date, including the offering of the notes and the application of the net proceeds thereof.

	As of September 30, 2010
	Historical	As Adjusted
	(In millions)
Cash and cash equivalents	$1,700.8	$1,668.2
Restricted cash(1)	—	250.0

Clear Channel long-term debt (including current portion):
Senior secured credit facilities:
Revolving credit facility (2):
Domestic based borrowings	$1,842.5	$1,770.6
Foreign subsidiary borrowings	—	—
Term loan A facility	1,127.7	1,087.1
Term loan B facility	9,061.9	8,735.9
Term loan C—asset sale facility	695.9	670.9
Delayed draw term loan facilities (3)	1,013.2	976.7
Priority guarantee notes	—	750.0
Receivables based credit facility	354.2	354.2
Other secured long-term debt	5.8	5.8

Total secured debt	14,101.2	14,351.2
Senior cash pay notes	796.3	796.3
Senior toggle notes	829.8	829.8
Other long term debt (4)	65.5	65.5

Total guaranteed debt of the issuer and the guarantors (5)	15,792.8	16,042.8
Legacy notes, net of discounts (6)	2,245.7	2,245.7

Total Clear Channel debt	18,038.5	18,288.5
CCWH Notes (7)	2,500.0	2,500.0

Total long-term debt	$20,538.5	$20,788.5
Total member’s deficit (8)	(7,219.6)	(7,219.6)

Total capitalization	$13,318.9	$13,568.9

(1)	We currently plan to repay our 6.25% senior notes when those notes mature on March 15, 2011. Restricted cash represents the portion of the net proceeds of the offering that we will use to repay a portion of these notes at maturity.
(2)	Our senior secured credit facilities provide for a $2,000 million six-year revolving credit facility, of which, $150 million is available in currencies other than U.S. dollars. We have the ability to designate one or more of our foreign restricted subsidiaries as borrowers under a foreign currency sublimit of the revolving credit facility.
(3)	Our senior secured credit facilities provide for two delayed draw term loans facilities in the amount of $589.8 million and $423.5 million as of September 30, 2010 that mature on January 30, 2016.
(4)	Represents subsidiary indebtedness, including $21.9 million held at a subsidiary within our Americas Outdoor Advertising segment and $43.6 million held at various subsidiaries within our International Outdoor Advertising segment.
(5)	Represents the sum of the indebtedness which is guaranteed by Clear Channel Capital and our material wholly-owned domestic restricted subsidiaries and retained indebtedness of our restricted subsidiaries that was outstanding as of September 30, 2010. This amount does not include our legacy notes, which are not guaranteed by, or direct obligations of, our subsidiaries.

(6)	Represents our legacy notes, net of unamortized purchase accounting discounts of $665.7 million, which are not guaranteed by, or direct obligations of, our subsidiaries. Our legacy notes bear interest at fixed rates ranging from 4.4% to 7.25%, have maturities through 2027 and contain provisions customary for investment grade debt securities. The legacy notes are not guaranteed by Clear Channel Capital or any of Clear Channel’s subsidiaries. We currently plan to repay $250.0 million of these notes at maturity using the proceeds of the offering.
(7)	The CCWH Notes are issued by a subsidiary of CCOH, are guaranteed by CCOH and certain of its subsidiaries and are not guaranteed by Clear Channel or any of its other subsidiaries. Neither CCOH nor any of its subsidiaries will guarantee the notes.
(8)	On December 31, 2008 and on June 30, 2009, we recognized impairment charges of $5.3 billion and $4.1 billion, respectively.